Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement of First Citizens Banc Corp on Form S-4 of our report dated February 28, 2007 on the consolidated financial statements of First Citizens Banc Corp. and our report dated the same date on First Citizens Banc Corp management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of First Citizens Banc Corp, which reports are included in Form 10-K for First Citizens Banc Corp for the year ended December 31, 2006, and to the reference to us under the caption “Experts” in the related prospectus/proxy statement, which is part of this registration statement.

Crowe Chizek and Company LLC
/s/ Crowe Chizek and Company LLC
Cleveland, Ohio
September 6, 2007